UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 16, 2015

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-49752 (Commission File Number)	84-1570556 (IRS Employer Identification No.)

555 Northpoint Center East, Suite 400 Alpharetta, GA (Address of Principal Executive Offices)	30022 Zip Code

678-366-4587

(Registrant’s telephone number, including area code)

______________________________________________

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On December 16, 2015, wholly-owned subsidiaries of the Company (the “Borrowers”) entered into a Business Loan Agreement with State Bank and Trust Company, Alpharetta, GA (the “Agreement”). Pursuant to the Agreement, the Borrowers may draw down up to approximately $272,000 from time to time. Any amounts borrowed will bear interest at the Prime Rate of interest plus .750 percent (currently 4%) per annum. Interest is payable monthly. The loan is secured by rolling stock and accounts receivable owned by the Borrowers. Any principal borrowed under the Agreement is due in full, plus any accrued and unpaid interest, on December 16, 2016.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 21, 2015, the Company amended its Articles of Incorporation to increase its authorized shares of Common Stock, par value $0.001 per share, from 1,1000,000,000 shares to 5,000,000,000 shares.

Item 5.07

Submission of Matters to Vote of Security Holders.

Effective December 21, 2015, the holders of a majority of the Company’s outstanding shares of Common Stock and the sole holder of the Company’s Series B Convertible Preferred Stock approved the amendment to its Articles of Incorporation described in Item 5.03 herein. No meeting of shareholders was held. On December 1, 2015, the Company mailed its definitive Information Statement on Schedule 14C to its shareholders describing the action taken by such holders by written consent.

SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Legend Oil and Gas, Ltd.

Date: December 21, 2015	By:	/s/ Warren S. Binderman
Warren S. Binderman
President and Chief Financial Officer